February 26, 1998


Mr. Gert Munthe
Alpharma A.S.
Harbitzalleen 3
Postboks 158 Skoyen
N-0212 Oslo 2 Norway

Dear Gert:

          This letter agreement will delineate the material terms of your employment by ALPHARMA Inc. ("AL") and its subsidiaries (together, the "Worldwide Group") which will become effective on May1, 1998 or such earlier date as you shall determine upon 30 days prior written notice to AL (the "Commencement Date"). Your employment hereunder shall continue in effect through the date of termination of your employment in accordance with this agreement (the "Termination Date"), subject only to such changes as may heretofore be approved by you and the Board of Directors of AL.

          As recommended by the Compensation Committee, the terms of your employment are as follows:

1. Beginning on the Commencement Date, you will serve as President and Chief Operating Officer ("COO") of AL and have operational oversight responsibility with respect to each of the divisions and companies in the Worldwide Group, subject to review and direction by the Chief Executive Officer and the general oversight of the Board of Directors of AL.

2. It is contemplated that you will be elected as President and Chief Executive Officer ("CEO") of AL on or about the time of the Annual Meeting of AL Stockholders expected to be held in the second quarter of 1999. Following such election you shall have all the powers and responsibilities of CEO of AL with general managerial or oversight responsibility with respect to each of the companies in the Worldwide Group, subject to review and direction by the Board of Directors of AL.

3. You agree, if elected, to serve as COO and/or CEO of Alpharma AS and Alpharma U.S., Inc. ("AL-US") and as a
     director of AL and AL Oslo and as a director or in such other positions to which you are or may be elected by the boards of directors of the various other companies of Worldwide Group.
4. Your base annual salary shall be $400,000 while serving as COO and $600,000 while serving as CEO, in each case subject to upward adjustments as provided below. The base salary shall be paid in $U.S. by AL in approximately equal semi-monthly installments (or as otherwise paid to senior executives). Your base salary includes compensation for your services as an officer and/or director of any of the companies in the Worldwide Group, and you will not receive additional compensation for such services. Your base salary will be reviewed annually by the Compensation Committee for upward adjustment, subject to Board approval, as of January 1, 2000 and each subsequent year.

5. You will be considered for an annual cash bonus each year. You are eligible for a bonus of up to 75% of your base salary payable with respect to such year based on the overall performance of the Worldwide Group and your individual performance and contribution; provided that such bonus shall be not less than $100,000 (subject to proration if you are employed for less than the full calendar year) with respect to 1998. The annual bonus recommendation will be made by the Compensation Committee and will be subject to approval by the Board of Directors. The annual bonus with respect to each year shall be payable in cash prior to April 1 of the following year.

6. You will establish your residence in the Metropolitan New York area within approximately three months of the Commencement Date, it being understood that you may at your election thereafter reestablish your residency in Norway at any time following twelve months after your election as CEO. Irrespective of the location of your residency, you will be expected to be present for significant amounts of time as required to perform your responsibilities at the company's corporate offices in the United States and in Norway. In order to facilitate your relocation of your residency to the United States, the Company will (i) reimburse you for your reasonable expenses incurred in making two trips to the Metropolitan New York area with your spouse for the purpose of locating an appropriate residence while in the United States; (ii) pay the fees and reasonable expenses of a real estate consultant to assist you and your spouse in learning about communities, including schools and other facilities, to which you may choose to relocate in the United States;
     (iii) pay your reasonable moving expenses in relocating to the United States and subsequent relocation to Norway and
     (iv) provide an appropriate guarantee (or other mutually satisfactory credit support) of your obligations under a mortgage loan (or other borrowing) made to finance your purchase of a residence in the United States and reasonable financial assurances that provide you with protection against loss incurred upon sale of such residence. In addition, at the beginning of each calendar year in which you intend (as reflected in a notice to the Company to such effect) to be resident in the Metropolitan New York area for the major portion of the year, you will receive a general expense allowance payable during the first month of such year of $50,000 (it being understood that such allowance may be used for such expenses of living in the United States as you deem appropriate and you shall not be required to account for any such expenses). You will be entitled to the expense allowance of $50,000 for 1998 even if you will be resident in the Metropolitan New York area for less than six moths in 1998. the allowance for 1998 shall be payable on May 1, 1998.

7. You will be granted options to purchase Class A Common Stock of AL at not less than the fair market value of such shares on the date of grant ("Options") as follows: (i) 100,000 Options shall be granted after the Commencement Date but not earlier than the date on which you have become resident in the United States in 1998, and (ii) 50,000 options shall be granted as of the first trading day of January in the calendar year following the year in which you receive the 100,000 shares grant. These two Options are granted as a long term compensation element for the years 1998 and 1999. You will be entitled to other long term compensations, as the Compensation committee may decide, for the year 2000 and thereafter. The Options shall have the terms, vesting provisions and other conditions as set forth in our Appendix A to this Letter Agreement or as otherwise provided in the Company's stock option plan. Without limiting the foregoing, the Options shall provide that, to the extent exercisable on the date of termination of your employment, they shall remain exercisable for a two years period after any such termination which is without good cause of your employment.

8. During the term of your employment, you will be entitled to an annual automobile allowance of $15,000, plus reimbursement for insurance and maintenance and will be entitled to participate in all employee benefit programs that are from time to time available to senior executives of AL on the same basis as other senior executives of AL including:

               a.   Life insurance;
               b.   Disability insurance program;
               c.   401K Plan;
               d.   Health and medical insurance;
               e.   Retirement Plan.
               f.   Stock Purchase Plan
               g.   Deferred Compensation Plan
               h.   Paid Vacation and Holidays, and
               i.   Tax and Financial Services Planning.

     With respect to retirement benefits, you will be entitled to the normal amount of benefits available to an employee of AL with the compensation and years of service which are applicable to you provided that (i) you shall be entitled to a supplemental retirement benefit calculated in a mutually acceptable manner which provides you with an amount equal to the amount that would be payable to you under AL's qualified plan if no limitations were imposed by the Internal Revenue Code compared with the amount actually payable to you under the plan giving effect to such limitations; and (ii) you shall have the option to retire at age 55, (irrespective of the provisions of the plan) with an annual benefit that has been actuarially reduced (using the actuarial tables and methods utilized in administering the Company's pension plan for Unites States employees) to reflect such early retirement.

9. If you in accordance with Section 6 above choose to re-establish your residency in Norway after being elected as CEO, it will be essential that you divide your work between the United States and Oslo and most probably with a major part of your work in the United States. Your salary and benefits as described in Section 8 a-i should be split accordingly and shall be agreed with the Compensation Committee.

10. Your employment under this Agreement shall continue until terminated by AL or you as hereinafter provided. Your employment hereunder may be terminated by you on ninety days written notice to AL or by AL on thirty days written notice to you; provided that if your employment is terminated by AL without good cause, then you shall be entitled to continue to receive your then current base salary payable during each of the twenty-four months following such termination. If you are not elected to the offices as provided in paragraphs 1 and 2, or following your initial election as CEO you do not continue to be elected as CEO, in any such instance for other than good cause, then such failure to be so elected shall be deemed to be a termination of employment by AL and you shall be entitled to the salary continuation as provided in the second sentence of this paragraph. Similarly, if at any time while you are serving as COO or CEO, the responsibilities and authority of such office is materially changed in a manner which you in good faith reasonably consider materially adverse, you may terminate your employment hereunder within 60 days of such change and be entitled to receive the salary continuation as provided in the second section of this paragraph. "Good cause" shall mean the willful failure (or inability as a result of disability) to carry out your responsibilities continuing for thirty days after notice from the Board of Directors of AL or committing any unlawful or improper act which materially and adversely affects AL.

11. You agree that during the term of your employment by AL and for a period of one year thereafter you will not engage in any activity as an officer, director, employee, consultant, investor or otherwise on behalf of any business or other entity which is engaged in competition with any business in which AL is engaged during the term of your employment anywhere in the geographical area in which AL conducts such business. You further agree to execute the non-competition and confidentiality agreements customarily executed by other senior executives in AL.

          If the foregoing accurately reflects the terms of your employment by AL and the Worldwide Group, please sign both copies of this letter where indicated and return one original signed document to my attention.

                                   Sincerely,




                                   Peter G. Tombros
                                   Chairman of the Compensation
                                   Committee
                                   Chairman of the Stock Option
                                   Committee


I agree to employment with AL
on the terms described above.



/s/ Gert Munthe          Date: March 13, 1998
Gert Munthe